EXHIBIT 10.1
EMPLOYMENT AGREEMENT

TIM J. PARROTT

THIS AGREEMENT is made and entered into as of the 28th day of January, 2009 (the “Execution Date”), by and between Shuffle Master, Inc., a Minnesota corporation (the “Company”), and Tim J. Parrott (the “Employee”), a resident of the State of Nevada.

RECITALS

A.           The Company is in the business of developing, manufacturing, distributing and otherwise commercializing card shufflers and its proprietary table games (both live and electronic) (the “Business”), throughout the world.

B.           Company and Employee want to create an at-will employment relationship that protects the Company with appropriate confidentiality and non-compete covenants, and compensates and rewards the Employee for performing his obligations for the full term of this Agreement or such shorter term, as may be determined in accordance with the terms and conditions of this Agreement.

C.           The Company and Employee desire that Employee be employed by the Company on the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein, Employee and the Company agree as follows:

1.           Employment.

a.           The Company hereby employs Employee as its Chief Executive Officer (“CEO”), reporting to the Board of Directors (the “Board”) of the Company.  Employee shall perform the typical and normal duties of a chief executive officer of a U.S., multi-national public company, and as otherwise directed by the Board.  Subject to the other terms and conditions of this Agreement, Employee’s employment under this Agreement is for a term of approximately four (4) years and nine (9) months (the “Term”), beginning February 2, 2009 (the “Commencement Date”), through October 31, 2013; provided, however, that from the Commencement Date through no later than March 15, 2009, Employee shall be employed as the “CEO-Elect”; and thereafter, on or before March 15, 2009, as the CEO.

2.	Salary, Bonus and Benefits.

While employed by the Company as its CEO:

a. From the Commencement Date and if employed through October 31, 2009, Employee shall be paid an annual base salary of Five Hundred Thousand Dollars ($500,000), paid in the same intervals as other employees of the Company; and if employed as the Company’s CEO through October 31, 2009, Employee will also be eligible to receive a cash bonus in accordance with the terms and conditions of the executive bonus program authorized by the Compensation Committee of the Board (the “Committee”) and ratified by the Board for other senior management executives of the Company for fiscal year 2009, which, for Employee, shall have a “target” cash bonus of 50% of Employee’s base salary and a maximum cash bonus of 100% of Employee’s base salary, but in no event less than $75,000.  For purposes of determining Employee’s cash bonus, the Committee, the Board and the Employee shall mutually agree upon certain Company financial metrics and certain other non-financial goals which shall be factors in determining the amount of Employee’s cash bonus.

b. For any subsequent year after fiscal year 2009, Employee will receive an annual base salary of no less than his annual base salary for the immediately prior year of this Agreement and will also be eligible to participate in an executive bonus program and/or in an individual performance bonus program as authorized by the Committee and/or the Board for said period for senior management executives of the Company.

c. In addition, in the Committee’s sole discretion, the Employee shall be considered for an annual long-term incentive bonus which may take the form, at the Committee’s sole discretion, of either cash, equity or a combination thereof.

d. At the first regularly scheduled Board meeting after the Commencement Date, Employee shall receive 300,000 options to purchase the Company’s common stock (the “Options”), as per the recommendation of the Committee, and the approval of the Board.  The Options shall not be issued out of any option or equity plan, but shall qualify as an inducement grant under Rule 4350(i)(1)(A)(iv) of the NASDAQ Stock Market Rules.  The Options shall expire ten (10) years from the grant date.  The shares underlying the Options shall be registered on Form S-8 within nine (9) months of the grant date.  Except as otherwise set forth in and subject to paragraph 2(e) hereof, one-quarter (1/4) of the Options shall vest on each 12-month anniversary date of the grant date, commencing on the first 12-month anniversary date thereof and continuing for three years thereafter, such that full vesting will occur at the end of four years.  The exercise price of the Options shall be the Company’s closing stock price on the date of the grant.  All vesting of the Options shall be subject to Employee being employed with the Company on each scheduled vesting date.  Notwithstanding the above vesting schedule, all Options shall accelerate vest in the event of the Employee’s death or total disability while the Employee is employed by the Company, or in the event a Change in Control of the Company closes while the Employee is employed as the Chief Executive Officer of the Company.  Any future stock options, restricted shares or other equity grants (“Equity”), if any, will be at the sole discretion of the Board.

e. Except as modified herein, any other Equity issued at any time to Employee shall vest in accordance with the terms and conditions set forth in the applicable grant by the Board (upon recommendation of the Committee) and, as otherwise may be applicable, with any relevant terms and conditions of the applicable Company equity incentive plan (the “Plan”), except as modified by the terms and conditions of the applicable grant by the Board.

f. During the Term, the Company agrees to provide Employee with the same benefits it provides all of the other senior executive-level employees of the Company.  Employee will not, however, be eligible to participate in the Company’s non-executive bonus program.

g. Except as otherwise set forth herein, Employee’s salary is set in the expectation that Employee’s full professional time during the Term will be devoted to Employee’s duties hereunder.

h. During Employee’s employment with the Company, the Company will pay or reimburse Employee for reasonable travel and other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties.  Such reimbursement will be in accordance with Company policies in existence from time to time.  Separate from the foregoing and consistent with its practices for the other senior executive-level employees of the Company, the Company shall pay all gaming licensing fees of and all gaming investigative costs relating to Employee.

i. Notwithstanding any other provision contained in this Agreement which may be to the contrary:

i)           Employee shall be an employee-at-will with no guaranteed term of employment, and either Employee or the Company shall be entitled to terminate said employment with or without any prior notice, or with or without any cause; and

ii)           Except as otherwise expressly set forth in paragraph 2(a) hereof, Employee is not guaranteed any bonus (or specific amount thereof) which may be mentioned in this Agreement.

3.           Outside Services or Consulting.  Except as otherwise set forth in this Agreement, Employee, during the Term, shall devote Employee’s full professional time and best professional efforts to the Company.  Employee may render other professional or consulting services to other persons or businesses from time to time during the Term, only if Employee meets all of the following requirements:

a. The services do not interfere in any manner with the Employee’s ability to fulfill all of his duties and obligations to the Company;

b. The services are not rendered to any business which may compete with the Company in any area of the Business or do not otherwise violate paragraph 4 of this Agreement;

c. The services do not relate to any products or services, which form part of the Business; and

d. Employee informs and obtains the prior consent of the Board.

e. Provided that paragraphs 3(a), 3(b) and 3(c) are not violated and as otherwise fully adhered to, the Company consents to Employee’s involvement in his family-owned businesses, as listed in Exhibit A hereto.

4.           Non-competition.  In consideration of the provisions of this Agreement, Employee hereby agrees that he shall not, during the Term and for a period of twenty-four (24) months thereafter (the “Non-Compete Period”):

a. Directly or indirectly own, manage, operate, participate in, consult with or work for any business, which is engaged in the shuffler or table games (live and electronic) part of the Business anywhere in the world, or which is engaged in any other part of the Business in the United States.  Notwithstanding the foregoing, it is understood and agreed that Employee may hold up to one percent (1%) of the shares of any publicly traded company;

b. Either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit, hire, or divert or attempt to solicit, hire or divert any of the employees, independent contractors, or agents of the Company (or its affiliates or successors) to work for or represent any competitor of the Company (or its affiliates or successors), or to call upon, on behalf of a competitor of or to the Business, any of the customers of the Company (or its affiliates or successors); and

c. Directly or indirectly provide any services to any person, company or entity, which is engaged in the shuffler or table games (live and electronic) part of the Business anywhere in the world, or which is engaged in any other part of the Business in the Untied States.

5.           Confidentiality; Inventions.

a. Employee shall fully and promptly disclose to the Company all inventions, discoveries, software and writings that Employee may make, conceive, discover, develop or reduce to practice either solely or jointly with others during Employee’s employment with the Company, whether or not during usual work hours.  Employee agrees that all such inventions, discoveries, software and writing shall be and remain the sole and exclusive property of the Company, and Employee hereby agrees to assign, and hereby assigns all of Employee’s right, title and interest in and to any such inventions, discoveries, software and writings to the Company.  Employee agrees to keep complete records of such inventions, discoveries, software and writings, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after Employee’s employment with the Company, such documents as the Company shall deem necessary or desirable to obtain such letters patent, utility models, inventor’s certificates, copyrights, trademarks or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect, and to vest title thereto in the Company, its successors, assigns, or nominees.

b. “Inventions,” as used herein, shall include inventions, discoveries, improvements, ideas and conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing, communications, computer software systems, programs and procedures.

c. Employee understands that all copyrightable work that Employee may create while employed by the Company is a “work made for hire,” and that the Company is the owner of the copyright therein.  Employee hereby assigns all right, title and interest to the copyright therein to the Company.

d. Employee has no inventions, improvements, discoveries, software or writings useful to the Company or its subsidiaries or affiliates in the normal course of business, which were conceived, made or written prior to the date of this Agreement.

e. Employee will not publish or otherwise disclose, either during or after Employee’s employment with the Company, any proprietary or confidential information or secret relating to the Company, the Business, the Company’s operations or the Company’s products or services.  Employee will not publish or otherwise disclose proprietary or confidential information of others to which Employee has had access or obtained knowledge in the course of Employee’s employment with the Company.  Upon termination of Employee’s employment with the Company, Employee will not, without the prior written consent of the Company, retain or take with Employee any drawing, writing or other record in any form or nature which relates to any of the foregoing.  Notwithstanding the foregoing, Employee shall have the right, as reasonably necessary, to retain copies of this Agreement, any employee stock option and restricted stock agreements, any other documents, information or materials related to Employee’s compensation or benefits from the Company (in order to confidentially review such items with Employee’s professional advisors or immediate family members), and any other documents which relate to Employee’s duties or obligations (fiduciary, ethical or otherwise) to the Board or the shareholders.  In addition, and subject to the provisions of paragraph 24 hereof, nothing in this paragraph 5(e) or in paragraph 5(f) below shall be construed to prevent or preclude Employee from responding to legal process or testifying truthfully.

f. With respect to any confidential information, Employee understands that Employee’s employment with the Company creates a relationship of trust and confidence between Employee and the Company.  Employee understands that Employee may encounter information in the performance of Employee’s duties that is confidential to the Company or its customers.  For the Term hereof, and until the information falls into the public domain, Employee agrees, except in the furtherance of his duties with the Company, to maintain in confidence all information pertaining to the Business or the Company to which Employee has access including, but not limited to, information relating to the Company’s products, inventions, trade secrets, know how, systems, formulas, processes, compositions, customer information and lists, research projects, data processing and computer software techniques, programs and systems, costs, sales volume or strategy, pricing, profitability, plans, marketing strategy, expansion or acquisition or divestiture plans or strategy and information of similar nature received from others with whom the Company does business.  Employee agrees not to use, communicate or disclose or authorize any other person to use, communicate or disclose such information orally, in writing, or by publication, either during Employee’s employment with the Company or thereafter except as expressly authorized in writing by the Company unless and until such information becomes generally known in the relevant trade to which it relates without fault on Employee’s part, or as required by law.  Subject to the foregoing, Employee shall have the rights set forth in the final two grammatical sentences of paragraph 5(e) above.  Confidential information shall not include any information in the public domain or otherwise generally available to the public.

g. Employee has not and will not disclose to the Company any confidential information of a third party.

6.           Termination Without Just Cause or Non-Extension by Company.

a. Employee’s employment by the Company is “at will;” therefore, subject to the terms and conditions of this Agreement, the Company may terminate Employee’s full-time employment at any time either with or without just cause.  Further, in the event of any termination of Employee’s full-time employment, without just cause, or in the event that Employee’s full-time employment is not extended or renewed by the Company beyond the Term on terms at least as favorable to Employee as Employee is receiving during the last year of the Term, then Employee will remain bound to the covenants not to compete and confidentiality obligations of paragraphs 4 and 5 of this Agreement, according to their terms, and subject to paragraph 26, the provisions of paragraphs 6(a) through 6(e) shall apply.

i)           Employee shall be paid a severance amount (the “Severance”) equal to twenty-four (24) months of his then monthly base salary paid over a period of twenty-four (24) months from such termination, in equal monthly installments and at the same intervals as other employees of the Company are then being paid their base salaries;

ii)           Employee shall continue to receive, during the 24 months from such termination, the same medical and dental insurance (including without limitation prescription drugs) (collectively, “Health Insurance”), and any other benefits or insurance coverages which Employee would have received had his employment not been so terminated, or not extended, (but in no event less coverage than Employee is receiving on the Execution Date, or that is at least equal to the coverage being received by all other senior executive-level employee); provided, however, if the Employee is not eligible for said Health Insurance, the Company shall pay the COBRA premiums for continuation coverage during the said 24-month period; further provided that, at Employee’s sole option, during said 24-month period, Employee can elect to also have his spouse covered under said Health Insurance, with the Employee paying the Company the incremental monthly cost which the Company incurs to so cover his spouse.  (For the avoidance of doubt, the Company and Employee agree that it is the intent of this language and of this paragraph 6(a), that this language means, among other things, that Employee will continue to vest in all Equity awards and receive all benefits during said 24-month period after such termination);

iii)           Employee shall receive, during the 24-month period from such termination, additional compensation (the “Additional Compensation”) for his agreeing herein to a covenant not to compete, equal to two times the amount of his immediate prior year’s actual cash bonus (excluding any Equity grants and long-term incentive bonuses, but, as for all senior management executives of the Company, including any spot bonuses), also paid at the same intervals as Employee is then being paid his base salary;

iv)           During the 24-month period from such termination, Employee shall be available to perform services on a part-time basis (on a guaranteed “no dismissal” basis and not subject to any termination, other than for just cause) of the Company and, subject to Employee’s other professional and/or personal duties or time commitments, shall be reasonably available, by telephone or email, to the Chief Executive Officer of the Company, but shall not be required to be physically in the Company’s offices or to travel on behalf of the Company, provided, however, that, for the avoidance of doubt, the Employee shall perform services during such 24 month period at a level of no more than 20 percent of the average level of bona fide services the Employee performed over the immediately preceding 36 month period such that the Employee shall have incurred a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations on the date of the Employee’s termination of employment; and

v)           One (1) business day before the expiration of the 24-month period from such termination, any Equity which is or remains unvested as of said day shall accelerate vest and be fully vested on such day.

b. For purposes hereof, any of the following acts or events, at Employee’s sole option, and provided Employee elects, within 30 days of any such occurrence, to treat such occurrence as a termination without just cause, shall constitute a termination without just cause under this paragraph 6 (but the following is not the entire list of reasons or events which may constitute a “termination without just cause”):

i) Any material diminution or reduction of Employee’s Chief Executive Officer title, position, duties, reporting relationships, or responsibilities, except as solely caused by the acts or omissions of Employee;

ii) Any material breach by Company of this Agreement that is not cured or begun to be cured within thirty (30) days  after written notice by Employee of such breach; or

iii) Employee’s ending of his employment as the Chief Executive Officer (whether intentionally or otherwise, or by retirement or resignation, and irrespective of whether or not the Company is offering Employee continuing employment), within 30 days after a Change of Control has closed.

c. In the event that, at the end of the Term:

i) The Company elects not to extend or renew Employee’s full-time employment as the Chief Executive Officer beyond the Term on terms at least as favorably to Employee as Employee is receiving during the last fiscal year of the Term, then such non-extension or non-renewal shall be deemed and treated as a termination without just cause; and

ii) Thereafter, each of the applicable provisions of paragraph 6(a) shall apply and Employee shall be bound to the provisions of paragraphs 4 and 5 hereof for the 24-month period of time during which Employee is being paid pursuant to paragraph 6(a).

d. Employee’s death or total disability shall not be a termination without just cause under paragraph 6; in either such event, and notwithstanding any other provisions contained in this Agreement, however, Employee shall still be entitled to receive:  a lump sum payment of 6 months of his then base salary; provided Employee is the Chief Executive Officer at the time of such death or total disability, the acceleration and immediate vesting of all of Employee’s Equity; and any disability, life insurance, or other benefits to which Employee is entitled.  For purposes of this Agreement, “Disability” shall mean the total disability as determined by the Board in accordance with standards and procedures similar to those under the Company’s long-term disability plan, or, if none, a physical or mental infirmity which impairs Employee’s ability to perform substantially his duties for a period of 180 consecutive days, provided, however, to the extent required for purposes of compliance with Code Section 409A, a disability shall not be deemed to have occurred unless the disability constitutes a “Disability” within the meaning of Code Section 409A.

e. The Company’s obligations to make the payments set forth in paragraph 6(a) and Employee’s right to any payments, compensation, part-time employment or other benefits as set forth in paragraph 6(a) is contingent upon and subject to Employee executing, concurrently upon the cessation of Employee’s full-time employment with the Company, the Company’s standard form general release (the “Release”), which Release shall:  (a) generally, release the Company, its affiliates, and its officers and representatives from any claims, obligations, losses, damages, acts or omissions, known or unknown, which the Employee has or may have or may have suffered against the Company, excepting only the Company’s obligations under this Agreement, pursuant to and subject to its terms and conditions; and (b) have Employee make certain representations and warranties regarding his employment with the Company.

7.           Early Termination by Company for Just Cause.  No matter what Employee’s position is, the Company may terminate Employee for just cause.  In the event that the Company terminates the Employee for just cause, the Employee will remain bound under the provisions of paragraphs 4 and 5, but will not be entitled to any compensation or benefits following such termination of employment, other than any accrued but unpaid salary or other benefits required by applicable law.  Termination for “just cause” shall only mean (and each of the following shall be deemed non-cumulative):

a. Material dishonesty as to a matter which is materially injurious to the Company, which act or omission, if curable, is not remedied by the Employee within thirty (30) days following the Board’s specific written notice stating such alleged act or omission;

b. The commission of a willful act or omission intended to materially injure the business of the Company, which act or omission, if curable, is not remedied by the Employee within thirty (30) days following the Board’s specific written notice stating such alleged act or omission;

c. A material violation of any of the material provisions of this Agreement, including without limitation, Sections 4 and/or 5 hereof, or of any Company policy or procedure pertaining to ethics, any of which violation, if curable, is not remedied by the Employee within thirty (30) days following the Board’s specific written notice stating such alleged violation;

d. A determination in writing and in good faith by the Board that the Employee has failed to make a good faith effort to fully perform his duties as assigned by the Board, (it being understood that this provision, as well as the same provision in any other senior management executive employment agreements, applies to “material” duties), which failure, if curable, is not remedied by the Employee within thirty (30) days following the Board’s specific written notice stating such alleged failure;

e. The commission of an act or an omission which actually or potentially puts at risk any of the Company’s gaming licenses or regulatory approvals;

f. Any breach of any fiduciary duty owed by Employee to the Company;

g. Employee’s being accused or convicted of:  (i) any felony; or (ii) any crime involving moral turpitude to the extent that, in the reasonable judgment of the Company, the Employee’s credibility or reputation is no longer at an adequate level in order for Employee to positively represent the Company to the public at Employee’s current position; or

h. The inability or refusal of Employee to be licensed or approved in any jurisdiction by a gaming regulator, or if Employee is denied a gaming license or approval (or any of same is revoked, suspended or conditional) in or by any jurisdiction, or if Employee’s employment with the Company puts at risk any of the Company’s licenses or approvals, or if Employee fails to cooperate with respect to any compliance or regulatory matter.

8.           Voluntary Termination by Employee.

a. In the event Employee “voluntarily quits” (as defined in and subject to paragraph 8(b)) his employment with the Company, Employee will remain bound under the provisions of paragraphs 4 and 5 hereof, for a period of 24 months from such voluntary quit, but will not be entitled to receive any compensation and benefits following his termination of employment except for (and which he shall receive):  any accrued but unpaid salary; any other benefits required by law; and any already vested Equity.

b. “Voluntary Quit” means an intentional termination by the Employee without good reason and without pressure by the Company; and further, provided that, at the time of such “Voluntary Quit”, there was not a material breach of this Agreement by the Company, or that just cause under paragraph 7 for Employee’s termination did not exist.  Notwithstanding the foregoing, “Voluntary Quit” shall not, in any event, mean and not be deemed to have occurred if Employee, intentionally or otherwise, by resignation or retirement, and irrespective of whether or not the Company is offering Employee continuing employment, either ends his employment pursuant to or under any of the provisions of paragraph 6(b) hereof, or if there is any termination without just cause.

9.           Change in Control.  A Change in Control of the Company shall mean any of the following:

a. The Company is no longer a U.S. listed public company for a period of 3 consecutive months;

b. Fifty percent (50%) or more of the Company’s Equity is acquired by or merged with another entity or entities; or

c. An event defined as a Change in Control in any of the Company’s employee stock plans occurs.

After any Change in Control has closed, and unless Employee’s agreement with any acquirer provides to the contrary, if Employee ends his employment as the Chief Executive Officer pursuant to paragraph 6(b)(iii), then Employee shall not be required to be physically present in the Company’s offices or to travel on behalf of the Company during the applicable 24-month period, but shall be allowed to perform any work required of him during the 24-month period from a remote location, and by telephone or email, but, at all times, subject to Employee’s other duties or time commitments; and, further, notwithstanding any such Change in Control and the provisions of this paragraph 9, each of the provisions of paragraphs 4, 5 and 6 shall continue to fully apply to Employee.

10.           No Conflicting Agreements.  Employee has the right to enter into this Agreement, and hereby confirms Employee has no contractual or other impediments to the performance of Employee’s obligations including, without limitation, any non-competition or similar agreement in favor of any other person or entity.

11.           Company Policies.  Except as otherwise set forth herein, during the Term, Employee shall engage in no activity or employment which may conflict with the interest of the Company, and Employee shall comply with all policies and procedures of the Company including, without limitation, all policies and procedures pertaining to ethics; provided, however, this paragraph 11 shall not apply in the event of a Change in Control.

12.           Independent Covenants.  The covenants and agreements on the part of the Employee contained in paragraphs 4 and 5 hereof shall be construed as agreements independent of any other provision in this Agreement; thus, it is agreed that the relief for any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defense or bar to enforcement by the Company of those covenants and agreements.

13.           Injunctive Relief.  In recognition of the irreparable harm that a violation by Employee of any of the covenants contained in either paragraphs 4 or 5 hereof would cause the Company, the Employee agrees that, in addition to any other relief afforded by law, an injunction (both temporary and permanent) against such violation or violations may be issued against him or her and every other person and entity concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies; provided, however, that the issue and amount, if any, of damages shall be litigated through arbitration as required by paragraph 20 below.  Employee consents to the issuance of such injunctive relief without the posting of a bond or other security.  In the event any such alleged violation, THE LOSING PARTY AGREES TO PAY THE COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES INCURRED BY THE PREVAILING PARTY IN PURSUING OR DEFENDING ANY OF ITS RIGHTS WITH RESPECT TO SUCH ALLEGED VIOLATIONS, IN ADDITION TO THE ACTUAL DAMAGES SUSTAINED BY THE PREVAILING PARTY AS A RESULT THEREOF.

14.           Notice.  Any notice sent by registered mail to the last known address of the party to whom such notice is to be given shall satisfy the requirements of notice in this Agreement.  Any notices to Employee shall also be sent to William R. Urga, Esq., Jolley Urga Wirth Woodbury & Standish, 3800 Howard Hughes Parkway, Suite 1600, Las Vegas, NV  89169.

15.           Entire Agreement.  This Agreement is the entire agreement of the parties hereto concerning the subject matter hereof and supersedes and replaces in its entirety any oral or written existing agreements or understandings between the Company and the Employee relating generally to the same subject matter, including without limitation, any Memorandum or Term Sheet relating to this subject matter.  Company and Employee hereby acknowledge that there are no agreements, promises, representations or understandings of any nature, oral or written, regarding Employee’s employment, apart from this Agreement, and Employee acknowledges that no promises, representations or agreements not contained in this Agreement have been made or offered by the Company.  This Agreement supersedes all previous employment agreements between the Company and the Employee.

16.           Severability.  It is agreed and understood by the parties hereto that if any provision of this Agreement should be determined by an arbitrator or court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances, and the court shall be authorized by the parties to reform this Agreement in the least way necessary in order to make it reasonable and enforceable.

17.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

18.           Heirs, Successors and Assigns. The terms, conditions, obligations, agreements and covenants hereof shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, assigns, and/or acquirers, including any entity which acquires, merges with, or obtains control of the Company.

19.           Waiver of Breach.  The waiver by either the Company or the Employee of any breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Employee.

20.           Dispute Resolution.  Except for the Company’s right (either pursuant to paragraph 13 hereof or otherwise) to injunctive relief to enforce the provisions of paragraphs 4 and 5 hereof, the exclusive forum for the resolution of any dispute arising under this Agreement or any question of interpretation regarding the provisions of this Agreement (other than disputes relative to paragraphs 4 or 5 hereof) shall be resolved by arbitration, to be held in Clark County, Nevada, in accordance with the rules of the American Arbitration Association (“AAA”).  Such arbitration shall be before an arbitrator, chosen in accordance with the rules then in effect of the AAA.  In the event the Employee and Company fails within a reasonable period of time to agree on an arbitrator, the arbitrator shall be chosen by the AAA.  The decision of the arbitrator shall be final, conclusive and binding upon the Company and Employee.

21.           Amendment.  This Agreement may be amended only by a document in writing signed by each of the Employee, a Corporate Officer (other than Employee), and the Chairman of the Compensation Committee of the Company, and no course of dealing or conduct of the Company shall constitute a waiver of any of the provisions of this Agreement.

22.           Fees and Costs.  In any action bought by one party against the other pursuant to this Agreement or in the event of any dispute over the meaning of this Agreement, the successful party, in addition to recovering its awarded damages and other relief, shall be entitled to recover its attorney’s fees and costs from the unsuccessful party.

23.           D & O Policy.  During the Term and for the five (5) year period thereafter, the Company shall maintain director and officer liability insurance which shall cover, among others, Employee, and, in connection therewith, Employee shall be entitled to any applicable indemnification and defense cost provisions, if any, as provided for in the Company’s By-Laws or under any applicable director and officer liability insurance policy.  Employee’s coverage under any director and officer liability insurance policy shall be no less than that of the most senior corporate officer of the Company, or, in the event of a Change in Control, no less than that of the most senior corporate officer of any acquiring entity.

24.           Non-Disparagement and Cooperation.

a. During any period of time wherein the Company is paying any base salary to Employee, whether during the Term hereof or during any time after the termination or expiration of this Agreement, and for a period of five (5) years thereafter, Employee shall not disparage or otherwise make any negative comments about the Company, its policies, products, employees or management.  The Company may enforce these non-disparagement provisions by resort to injunctive relief as set forth in paragraph 13, in addition to any other damages that it may be entitled to under this Agreement or otherwise at law.  Notwithstanding the foregoing, nothing in this paragraph 24(a) shall preclude Employee from fully pursuing any legitimate claims he may have or from testifying truthfully in an arbitration or other legal proceeding.

b. Employee agrees to fully cooperate with the Company and its affiliates during the entire scope and duration of any litigation or administrative proceedings involving any matters with which Employee was involved during Employee's employment with the Company.  Such cooperation shall be subject to the reasonable demands of any subsequent employment undertaken by Employee, and Company shall cover any reasonable out-of-pocket expenses of Employee in so cooperating, excluding, any attorney’s fees incurred by Employee, unless said attorney’s fees are expressly authorized, permitted, or required under paragraph 23 of this Agreement.

c. In the event Employee is contacted by parties or their legal counsel involved in litigation adverse to the Company or its affiliates, Employee (i) agrees to provide notice of such contact as soon as practicable; and (ii) acknowledges that any communication with or in the presence of legal counsel for the Company (including without limitation the Company's outside legal counsel, the Company's inside legal counsel, and legal counsel of each related or affiliated entity of the Company) shall be privileged to the extent recognized by law and, further, will not do anything to waive such privilege unless and until a court of competent jurisdiction decides that the communication is not privileged.  In the event the existence or scope of the privileged communication is subject to legal challenge, then the Company must either waive the privilege or pursue litigation to protect the privilege at the Company's sole expense.

25.           Limitation on Benefits.

If any payment or benefit received or to be received by Employee (including any payment or benefit received pursuant to any employee stock plan or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 or Section 280(g) of the Internal Revenue Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the payments and benefits provided hereunder shall be reduced in the manner selected by Employee to the extent necessary to make such payments and benefits not subject to such Excise Tax, (with payments scheduled later in time being reduced first, and those scheduled earlier in time being reduced last), but only if such reduction results in a higher after-tax payment to Employee after taking into account the Excise Tax and any additional taxes Employee would pay if such payments and  benefits were not reduced.

26.           Section 409A Compliance.

a. This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in a manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Employee. Notwithstanding any other provisions of this Agreement, the Company does not guarantee that payments will be exempt or comply with Section 409A of the Code, nor will the Company indemnify, defend or hold harmless Employee with respect to the tax consequences of any such failure.

b. It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v) and (iii) all amounts set forth in Section 6 shall be payable only upon a termination of the Employee’s employment that constitutes a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).

c. Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Employee’s employment with the Company terminates, the Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of the Employee’s “separation from service” with the Company, or, if earlier, the date of the Employee’s death.  Any payments delayed pursuant to this Section 24 shall be made in a lump sum on the first day of the seventh month following the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Employee’s death.

d. To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

27.           Directorship.

No later than the first Board meeting after Employee becomes CEO, and subject to the other terms and conditions contained in this Agreement, the Board shall appoint Employee as a member of the Board, to serve until any successor to Employee is elected or appointed by the Board; provided, however, that Employee agrees to resign as a director at the same time as his employment as CEO ends.  Notwithstanding the foregoing, the Board shall have no obligation to appoint Employee as a member of the Board in the event that Employee’s becoming a member would result in the Board being comprised of less than a majority of Independent Directors, with such term “Independent” being as defined by both the applicable NASDAQ rules and the applicable rules of Institutional Shareholder Services.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

EMPLOYER:	EMPLOYEE:
SHUFFLE MASTER, INC.	TIM J. PARROTT
BY: /s/ Mark L. Yoseloff	BY: /s/ Tim J. Parrott
ITS: Chief Executive Officer

APPROVED:
COMPENSATION COMMITTEE
BY: /s/ Lou Castle
ITS: Chairman